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                                                                   EXHIBIT 23.1

   CONSENT AND FORM OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REPORT
                        ON FINANCIAL STATEMENT SCHEDULE

The Board of Directors
Applied Imaging Corp.:

  When the reincorporation referred to in Note 14 of Notes to Consolidated Financial Statements has been consummated, we will be in a position to render the following report:

    The audits referred to in our report dated February 26, 1996, except as to Note 14, which is as of July 15, 1996, included the related financial statement schedule as of December 31, 1995, and for each of the years in the three-year period ended December 31, 1995, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

  We consent to the use of our forms of reports included herein and to the reference to our firm under the headings "Selected Consolidated Financial Information" and "Experts" in the Prospectus.

                                          KPMG Peat Marwick LLP

San Jose, California

September 16, 1996